UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/30/2011

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 30, 2011, News Corporation (the "Company") announced the appointment of James Murdoch, 38, to Deputy Chief Operating Officer and Chairman and CEO, International. Mr. J. Murdoch will continue to report to Chase Carey, Deputy Chairman, President and Chief Operating Officer of the Company, and will maintain direct responsibility for the Company's operations in Europe and Asia.

Prior to his appointment, Mr. J. Murdoch served as the Chairman and Chief Executive, Europe and Asia of the Company since 2007. He has held various positions within the Company since 1996, the most significant being the Chairman and Chief Executive Officer of STAR Group Limited, a subsidiary of the Company, from 2000 to 2003. He previously served as the Chief Executive Officer of British Sky Broadcasting plc ("BSkyB") from 2003 to 2007, and has served as a Director of BSkyB since 2003 and as its Non-Executive Chairman since 2007.

Mr. J. Murdoch is a member of the Company's Board of Directors on which he has served since 2007 and from 2000 to 2003. He has served as a Director of Yankee Global Enterprises LLC since 1999, as a Director of GlaxoSmithKline plc since 2009, as a Director of NDS Group Limited, an affiliate of the Company, since 2009 and as a Director of Sotheby's since May 2010. Mr. J. Murdoch is the son of K. Rupert Murdoch, the Company's Chairman and Chief Executive Officer, and the brother of Lachlan Murdoch, a Director of the Company.

There are no material plans, contracts or arrangements to which Mr. J. Murdoch is a party or participant that were entered into or materially amended in connection with his appointment. There are no related party transactions between the Company and Mr. J. Murdoch reportable under Item 404(a) of Regulation S-K.

A copy of the Company's press release announcing Mr. J. Murdoch's appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit
Number          Description
________________________________________
99.1                 Press release of News Corporation, dated March 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: April 01, 2011	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release of News Corporation, dated March 30, 2011.